UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2009

HOLOGIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-18281	04-2902449
(Commission File Number)	(I.R.S. Employer Identification No.)

35 Crosby Drive, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

(781) 999-7300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On November 9, 2009, the Company issued a press release announcing its financial results for the fourth quarter and year ended September 26, 2009. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference.

Limitation on Incorporation by Reference. The information furnished in this Item 2.02, including the above-referenced press release, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Cautionary Note Regarding Forward-Looking Statements. The press release contains forward-looking statements which involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. Please refer to the cautionary note in the press release regarding these forward-looking statements.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Executive Officer. On November 5, 2009, the Board of Directors of Hologic, Inc. (the “Company”) appointed Robert Cascella, its President and Chief Operating Officer, to the position of President and Chief Executive Officer. John Cumming, our former Chairman and Chief Executive Officer, has agreed to remain with the Company as Chairman and an executive officer. As Chairman it is anticipated that Mr. Cumming will focus on developing new business and international expansion. Certain biographical information regarding Mr. Cascella is included in the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on January 22, 2009, and is incorporated herein by reference.

Transition Agreement. In connection with the Company’s leadership change, the Company entered into a Transition Agreement with Mr. Cumming. The Transition Agreement has an initial term expiring on December 31, 2011 and provides that commencing on the effective date of that agreement, November 5, 2009 (the “Effective Date”), Mr. Cumming will be employed as Chairman and an executive officer of the Company.

Initial Compensation. As of the Effective Date, the Transition Agreement reduced Mr. Cumming’s annual base salary to $725,000 per year. In addition, subject to the terms of each applicable plan and in accordance with the terms and conditions of the agreement, the agreement provides that Mr. Cumming will continue to be eligible to participate in the Company’s Short-Term Incentive Plan, Supplemental Executive Retirement Plan, equity incentive plan, health and welfare benefit plans, qualified retirement plans and such other perquisites as offered to other officers of the Company. The agreement further provides that (i) for so long as Mr. Cumming remains employed as an executive officer on a full-time basis, during the Company’s 2010 and 2011 fiscal years, his target percentage of base salary for participation in the Company’s Short-Term Incentive Plan as may then be in effect will be 85%, and (ii) he will be granted an annual equity incentive award in fiscal 2010, in the form of stock options and restricted stock units, in accordance with the Company’s standard practices and agreements, with an aggregate fair value of approximately $2.8 million. Mr. Cumming’s participation in the Company’s plans for the Company’s 2009 fiscal year, ended September 26, 2009, are not affected by the Transition Agreement.

Transition and Retention Payments. In consideration of Mr. Cumming’s agreement to relinquish his position as Chief Executive Officer, and forego his right to terminate his employment and receive severance benefits under his Retention and Severance Agreement (described below), the Company agreed to pay Mr. Cumming a transition payment of $1.75 million. In addition, the Transition Agreement provides that so long as Mr. Cumming has remained continuously employed by the Company from the Effective Date to the one year anniversary thereof, then the Company will pay Mr. Cumming a retention payment in the amount of $1.725 million; and if Mr. Cumming has remained continuously employed by the Company through the two year anniversary of the Effective Date, then the Company will pay Mr. Cumming an additional retention payment in the amount of $1.725 million (collectively, with the first retention payment, the “Retention Payments”).

Termination of Employment. The Transition Agreement provides that Mr. Cumming shall continue to be an employee at will and that, subject to the terms and conditions of the Agreement, the Company retains the right, at any time, to terminate Mr. Cumming’s employment.

In the event that the Company terminates Mr. Cumming’s employment other than for Cause (as defined), Mr. Cumming resigns for Good Reason (as defined; either such termination, an “Involuntary Termination”), or Mr. Cumming’s employment is terminated as a result of his death or permanent disability, Mr. Cumming will be entitled to the following benefits under the Transition Agreement:

•	his accrued compensation and benefits through the date of termination (the “Accrued Benefits”);

•	a pro rata bonus for the year based upon his target bonus;

•	acceleration of any retention payments not yet made;

•

notwithstanding any other provisions to the contrary contained in any equity award agreement, from and after the Effective Date through the Termination Date, the Company shall vest Mr. Cumming in each equity award that was outstanding and unvested as of the Effective Date in equal monthly installments over the remaining vesting term (measured from the Effective Date) of such Equity Award, but not less than would have otherwise vested under the equity award as of the Termination Date; and

•

the right to exercise any stock options or other equity awards that are then vested, for a period of up to one year following his termination; provided, however, that the exercise period may not extend beyond the remaining term of each applicable award.

In the event of an Involuntary Termination within three years following a Change of Control (as defined), Mr. Cumming will further be entitled to acceleration of his then unvested equity awards. In the event that any benefits received by Mr. Cumming in connection with a change of control are subject to the excise tax imposed under federal tax laws upon certain payments arising out of a change of control, Mr. Cumming will also be entitled to the greatest of the following, whichever gives him the highest net after-tax amount (after taking into account federal, state, local and social security taxes at the maximum marginal rates) and without providing for the payment of any gross-up amounts with respect to taxes: (i) the amount of any change of control benefits or (ii) one dollar less than the amount of the benefits that would subject Mr. Cumming to the excise tax.

Following the initial two year term of the Transition Agreement, Mr. Cumming will be entitled to six months notice of any Involuntary Termination. No benefits are payable to Mr. Cumming under the Transition Agreement on the Company’s termination of Mr. Cumming’s employment for Cause (as defined) or Mr. Cumming’s voluntary termination of his employment. If so requested by the Board, upon termination of Mr. Cumming’s employment for any reason, Mr. Cumming is also required to resign from the Company’s Board of Directors.

Termination of Prior Agreements. The Transition Agreement replaces the Retention and Severance Agreement and the Change of Control Agreement (both described in further detail below) previously entered into between the Company and Mr. Cumming. As a result, the Company no longer has any further obligations under either of these agreements.

Under the Retention and Severance Agreement Mr. Cumming was entitled to receive certain benefits, including one times his previous year’s salary and bonus upon a termination of his employment by the Company or his resignation for good reason, as well as certain other benefits.

Under the Change of Control Agreement, Mr. Cumming was entitled to receive significant benefits after a change of control of the Company while he remained employed by the Company. The benefits included the payment of cash in an amount equal to Mr. Cumming’s annual salary for the fiscal year immediately preceding the change of control plus his Highest Annual Bonus (as defined), multiplied by three. In addition, the agreement provided that upon a change of control all unvested equity awards would vest. In addition, if Mr. Cumming remained employed through the first anniversary of a change of control, then he would have been paid a special bonus equal to the sum of the executive’s annual salary and Highest Annual Bonus. The agreement also provided for a full gross up on any special excise taxes that would have been imposed on the change of control benefits. In connection with the Company’s business combination with Cytyc, Mr. Cumming agreed to amend his Change of Control Agreement to waive his right to receive any change of control benefits in connection with that transaction, provided that his employment was not Involuntarily Terminated prior to October 22, 2009.

The above descriptions of the Retention and Severance Agreement and the Change of Control Agreement do not purport to be complete and they are qualified in their entirety by reference to the agreements themselves, filed as exhibits to the Company’s applicable filings with the SEC and incorporated herein in their entirety.

Noncompetition and Proprietary Information Agreement. As a condition of the Transition Agreement, Mr. Cumming also entered into a Non-Competition and Proprietary Information Agreement. Under the terms of that agreement, Mr. Cumming has agreed to non-competition and non-solicitation covenants that extend for a period of the longer of three years following his execution of the Transition Agreement or two years following the termination of his employment. The agreement also contains customary provisions relating to protection of the Company’s proprietary information. The new agreement replaces and strengthens the restrictive covenants contained in the form of non-competition and proprietary information agreement generally applicable to the Company’s employees, to which Mr. Cumming had been a party.

The above description of the Transition Agreement does not purport to be complete and it is qualified in its entirety by reference to the Transition Agreement, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein in its entirety by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective November 5, 2009, the Board of Directors amended the Company’s Second Amended and Restated By-laws, as amended (the “By-laws”). The revisions, among other things, provide that the Company’s Lead Independent Director shall preside over the Company’s meetings of its Board of Directors.

The description above is a summary of the terms of the amendments to the Company’s By-laws. This description does not purport to be complete and it is qualified in its entirety by reference to the Company’s By-laws, as amended, a copy of which is attached to this report as Exhibit 3.1 and is incorporated herein in its entirety by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

EXHIBIT NO.	DESCRIPTION

3.1	Second Amended and Restated By-laws, as amended

10.1	Transition Agreement

99.1	Press Release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 9, 2009	HOLOGIC, INC.

	By:	/S/ GLENN P. MUIR
Glenn P. Muir, Executive Vice President, Finance and Administration, Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

3.1	Second Amended and Restated By-laws, as amended

10.1	Transition Agreement

99.1	Press Release